Exhibit 99.1
CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775 Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS 2007 FIRST QUARTER RESULTS,
IN LINE WITH PREVIOUSLY REVISED EXPECTATIONS
Company Updates Full Year 2007 Outlook
     Hingham, MA, May 23, 2007 — The Talbots, Inc. (NYSE:TLB) today announced results for the thirteen-week period ended May 5, 2007. Net income for the first quarter was $5.2 million or $0.10 per share on a reported basis and includes acquisition related costs and adjustments of approximately $0.13 per share. Excluding the acquisition related costs, earnings per diluted share were $0.23 for the combined company. This combined company result includes a first quarter loss for the J. Jill brand of $0.09 per share, and a profit for the Talbots brand of $0.32 per share, compared to $0.51 reported last year for the Talbots only brand.
     Total consolidated Company sales for the quarter were $573.6 million. By brand, retail store sales were $387.4 million for Talbots compared to $384.9 million last year, and were $80.6 million for J. Jill. Consolidated direct marketing sales were $105.6 million including catalog and Internet.
     Total Company comparable store sales declined 3.5% for the thirteen-week period. By brand comparable store sales for Talbots decreased 3.9%. For the J. Jill brand, comparable store sales decreased 1.2% in the period.
     Arnold B. Zetcher, Talbots Chairman, President and Chief Executive Officer, commented, “Although our results were in line with our previously revised expectations, we are clearly disappointed in our first quarter performance. We had been encouraged by the strength of our Talbots brand regular-price selling trends in March, particularly in weeks two through four, with regular-price comps in the high double digit range. However, as was the case with most retailers, we experienced a significant decline in sales in April due to adverse weather, the Easter shift and possibly, a broader-based consumer slowdown.”
     “For the Talbots brand, sales were further impacted by a weaker than anticipated customer response to our casual merchandise.”

     “For the J. Jill brand, our overall comparable store sales performance was in line with our previously revised outlook, but below our initial plan. We did see stronger customer acceptance of our merchandise offering as we moved further into the quarter, which resulted from our new merchandising team’s ability to make some adjustments to our late spring deliveries. We believe we are on the right track with the disciplines and initiatives we have put in place to improve the performance of this business.”
     Mr. Zetcher noted, “As previously stated, the Company has greatly enhanced its Talbots brand traffic driving events for the remainder of the spring season to help drive increased momentum in the business. Additionally, the J. Jill brand will be presenting a broader selection of apparel developed by its new merchandising team beginning this month, as well as more effective marketing and promotional events.”
     “Total Company direct marketing business, including catalog and Internet increased 55% in the first quarter, and include the additional sales of the J. Jill brand, which were not in last year’s results. While outperforming stores, our direct business, for The Talbots brand specifically, was negatively impacted by the same factors that affected our store traffic and sales. For J. Jill, the direct business continues to be very difficult, with catalog performance significantly below our initial plan. It does take longer to rebuild this channel, and we believe many of our initiatives, including improved product and enhanced catalog presentation, will be more beneficial beginning in the second half of the year.”
     Mr. Zetcher continued, “Our store expansion program is on target. We opened 8 Talbots stores and 10 J. Jill stores during the quarter. At the end of the period, we had a total of 1,381 stores, which included 1,132 Talbots stores and 249 J. Jill stores. We remain on track to open 11 new stores and close three in the second quarter, ending the first half of the year with approximately 1,389 total stores.”
Second Quarter and Full Year Comments
     Mr. Zetcher added, “Since the beginning of May, we have been experiencing stronger selling trends at both brands. Nonetheless, we are cautious regarding the second quarter, particularly given a weaker than anticipated April and a very uncertain environment.
     “However, we are optimistic for a stronger performance in the second half of the year. We believe our merchandise assortments will be more in line with what our customer is looking for, and our inventory commitments will be appropriately scaled back to minimize markdown exposure.”

     “That said, at this time our current outlook for total company full year 2007 earnings per share will be in the range of $0.70 — $0.80, in line with the current First Call consensus estimate. We will wait until we are further into the period to provide additional details regarding our outlook for second quarter sales and earnings.”
     “In closing, we are pleased that our current sales trends are stronger and we remain focused on taking the necessary actions to continue to improve the performance of both brands. Our J. Jill integration is on track and are beginning to benefit from the $36 million in cost saving synergies planned in fiscal 2007,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, May 23, 2007 at 10:00 a.m. local time to discuss first quarter 2007 results. To listen to the live web cast please log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until May 25, 2007. This call may be accessed by dialing (877) 519-4471, passcode 8815864.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,385 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,134 stores under the Talbots brand name and 251 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.

     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such earlier outlook or statements.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the risk that the J. Jill merchandise changes will not be well accepted, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization as a result of the transaction, diversion of management time on acquisition-related issues, effectiveness and profitability of new concepts, the risks associated with our current announced search for a successor for our chief executive officer and the risks associated with a CEO succession, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(table to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN WEEKS ENDED MAY 5, 2007 AND APRIL 29, 2006
Amounts in thousands except per share data

	Thirteen Weeks Ended
	May 5,	April 29,
	2007	2006
Net Sales	$573,556	$453,012

Costs and Expenses
Cost of sales, buying and occupancy	359,615	272,200
Selling, general and administrative	196,627	135,599

Operating Income	17,314	45,213

Interest
Interest expense	9,651	6,752
Interest income	368	5,308

Interest Expense — net	9,283	1,444

Income Before Taxes	8,031	43,769

Income Taxes	2,791	16,413

Net Income	$5,240	$27,356

Net Income Per Share

Basic	$0.10	$0.52

Diluted	$0.10	$0.51

Weighted Average Number of Shares of Common Stock Outstanding

Basic	52,928	52,620

Diluted	53,908	53,669

Cash Dividends Paid Per Share	$0.13	$0.12